Exhibit 99.1

QUANTUM ENERGY PARTNERSSM

NEWS RELEASE
LINN ENERGY FINALIZES STRATEGIC
ALLIANCE WITH QUANTUM ENERGY PARTNERS
HOUSTON, July 6, 2015 – LINN Energy, LLC (NASDAQ: LINE) (“LINN” or the “Company”) and LinnCo, LLC (Nasdaq: LNCO) (“LinnCo”) announced today that LINN has signed definitive agreements with private capital investor Quantum Energy Partners (“Quantum”) to fund selected future oil and natural gas acquisitions and the development of acquired assets (“QL Energy I, LLC” or “AcqCo”).
Quantum has agreed to initially commit up to $1 billion of equity capital to fund acquisitions and development of oil and natural gas assets. LINN will have the ability to participate in all acquisition opportunities with a direct working interest ranging from 15 percent to 50 percent. AcqCo assets will be managed by LINN in exchange for reimbursement of general and administrative expenses. Additionally, after certain investor return hurdles are met, LINN will have the ability to earn a promoted interest in AcqCo. Upon the sale of any assets within AcqCo, LINN will be given right of first offer to acquire the assets.
Strategic advantages expected for LINN:

•	Creates a “drop-down” entity in which assets can be purchased and harvested on an ongoing basis;

•	Allows participation in acquisitions outside of the conventional MLP asset profile;

•	Enhances ability to capture acquisition opportunities during distressed market conditions;

•	Provides potentially more accretion to cash flow per unit as a result of the promote structure;

•	Creates a long-term partnership with a private capital provider which is scalable and repeatable; and

•	Provides LINN with the dynamic ability to acquire and finance acquisitions at the most advantageous times.
Strategic advantages expected for Quantum and QL Energy I, LLC:

•	Opportunity to partner with a premier management team and company to acquire and develop assets of size;

•	Creates a well-funded entity, whose principals collectively have an exceptional track record of acquisition-driven value creation and growth;

•	Ability to leverage LINN’s existing scale of operations and workforce across multiple basins in the United States; and

•	Creates a long-term partnership with the largest upstream MLP/LLC, with the ability to develop and then monetize mature assets efficiently over time.
“We are very excited to have finalized this new opportunity and are pleased to be working with Quantum in this unique partnership,” said Mark E. Ellis, Chairman, President and Chief Executive Officer. “We anticipate a number of attractive assets may come to market in the current environment and we expect these agreements will position the Company to take advantage of such opportunities.”
Advisors
Jefferies LLC acted as financial advisor to LINN for the AcqCo agreement. In addition, Latham & Watkins provided legal advice to LINN while Vinson & Elkins provided legal advice to Quantum.
ABOUT LINN ENERGY
LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is a top-20 U.S. independent oil and natural gas development company, with approximately 7.3 Tcfe of proved reserves in producing U.S. basins as of December 31, 2014. More information about LINN Energy is available at www.linnenergy.com.
ABOUT LINNCO
LinnCo was created to enhance LINN Energy’s ability to raise additional equity capital to execute on its acquisition and growth strategy. LinnCo is a Delaware limited liability company that has elected to be taxed as a corporation for United States federal income tax purposes, and accordingly its shareholders will receive a Form 1099 in respect of any dividends paid by LinnCo. More information about LinnCo is available at www.linnco.com.
ABOUT QUANTUM ENERGY PARTNERS
Quantum Energy Partners is a leading provider of private equity capital to the global energy industry, having managed together with its affiliates, more than $9.7 billion in equity commitments since inception. For more information on Quantum, please visit www.quantumep.com.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
This press release includes "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes, targets or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements about acquisitions, divestitures and trades, potential strategic alliances, timing and payment of distributions, and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company's drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the Company's financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission. See "Risk Factors" in the Company's Annual Report on Form 10-K and other public filings.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	LINN ENERGY, LLC

Clay Jeansonne, Vice President – Investor Relations (281) 840-4193

Sarah Nordin, Public Relations & Media (713) 904-6605

QUANTUM ENERGY PARTNERS

Michael Dalton, Managing Director – Investor Relations (713) 452-2000